Exhibit 3.1

DAKOTA GROWERS PASTA COMPANY, INC.
CERTIFICATE OF DESIGNATION OF
SERIES F CONVERTIBLE PREFERRED SHARES

The undersigned DOES HEREBY CERTIFY that the following resolution was duly adopted by the Board of Directors of Dakota Growers Pasta Company, Inc., a North Dakota corporation (hereinafter called the “Company”):

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company in accordance with the provisions of the Second Amended and Restated Articles of Incorporation of the Company, the Board of Directors hereby creates a series of Preferred Stock, par value $0.01 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof as follows:

1.             Name and Designation.

The distinctive name and serial designation of this series of Preferred Stock is “Series F Convertible Preferred Stock” (the “Series F Preferred Stock”).

2.             Number of Shares.

The Series F Preferred Stock shall consist of 2,100,000 shares.  The number of shares constituting such series may, unless prohibited by the Articles of Incorporation or by applicable law of the State of North Dakota, be increased or decreased from time to time by a resolution or resolutions of the Board of Directors, provided that no decrease shall reduce the number of shares of Series F Preferred Stock to a number less than the number of shares then outstanding plus the number of shares issuable upon the exercise of outstanding options, rights, or warrants, or upon the conversion of any outstanding securities issued by the Company convertible into shares of Series F Preferred Stock.  Shares of Series F Preferred Stock repurchased or redeemed by the Company or surrendered for conversion shall be canceled and shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series, subject to reissuance by the Company as shares of Preferred Stock of any one or more series.

3.                                      No Voting Rights.

Shares of Series F Preferred Stock shall not carry the right to vote on matters submitted to the vote of the shareholders of the Company.

4.             Conversion of Shares.

Each holder of Series F Preferred Stock shall have the right, exercisable at any time upon sixty-five (65) days’ written notice to the Company, to convert any number of the holder’s shares of Series F Preferred Stock into an equal number of shares of the Company’s Common Stock, par value $.01 per share (the “Common Stock”).

In addition to the foregoing, each share of Series F Preferred Stock shall, at the option of the holder thereof, exercisable by written notice to the Company, convert into one share of the Common Stock upon (i) a Change of Control, (ii) any transaction, however structured, pursuant to which the holder of such share of Series F Preferred Stock substantially exits its equity investment in the Company, or (iii) any default by the Company under any material agreement.

“Change of Control,” as used in this Section 4, means the occurrence of any of the following events:

(i)            Any Person (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company immediately prior to the occurrence with respect to which the evaluation is being made in substantially the same proportions as their ownership of the common stock of the Company) acquired securities of the Company and immediately thereafter is the Beneficial Owner (as determined in accordance with Regulation 13D under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (except that a Person shall be deemed to be the Beneficial Owner of all shares that any such Person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants or options or otherwise, without regard to the sixty day period referred to in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities;

(ii)           At any time a majority of the individuals constituting the Board are individuals who were not members of the Board two years prior to such time; or

(iii)          The consummation of a merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving or resulting entity) more than 50% of the combined voting power of the surviving or resulting entity outstanding immediately after such merger or consolidation.

The Company shall at all times keep available a sufficient number of authorized and unissued shares of the Common Stock to permit any conversion of shares of Series F Preferred Stock provided for in this Section 4.

5.             Other Rights Identical to Rights of Common Stock.

Except as otherwise provided in this Certificate of Designation, (i) the Series F Preferred Stock shall have all of the rights of the Common Stock, including but not limited to any rights to dividends or to distributions upon liquidation, (ii) for purposes of any dividends or distributions, stock splits or combinations, or share buybacks or other redemptions, and for any other purpose whatsoever, the shares of Series F Preferred Stock shall be treated as shares of Common Stock, except that in the case of a stock dividend on the Common Stock that is paid in additional shares of Common Stock, the Company shall pay an equal number of shares of Series F Preferred Stock, and (iii) for purposes of any distributions or other payments to the shareholders of the Company, shares of Series F Preferred Stock shall be treated pari passu with shares of the Common Stock.

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IN WITNESS WHEREOF, Dakota Growers Pasta Company, Inc. has caused this certificate to be signed by Timothy J. Dodd, its Chief Executive Officer, and attested to by Edward Irion, its Chief Financial Officer, effective as of the 9th day of February, 2007.

DAKOTA GROWERS PASTA COMPANY, INC.

By:	/s/ Timothy J. Dodd
Timothy J. Dodd, Chief Executive Officer

Attested:	/s/ Edward Irion
Edward Irion, Chief Financial Officer